Exhibit 99.1

PRICESMART ANNOUNCES FISCAL 2021 SECOND QUARTER OPERATING RESULTS

NET MERCHANDISE SALES GREW 3.1%

OPERATING INCOME INCREASED BY 15.9%

DILUTED EARNINGS PER SHARE INCREASED BY 8.2%

COMPARABLE NET MERCHANDISE SALES GREW 1.1%

San Diego, CA (April 8, 2021) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 47 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the fiscal second quarter of 2021 which ended on February 28, 2021.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“PriceSmart achieved solid results for the second quarter of fiscal year 2021, with continued focus on strengthening our Company as a trusted part of our members’ lives. The quarter started with the grand opening of our new Usaquén Club, our third club in the greater metropolitan area of Bogotá which is located in the heart of a densely populated area. We believe that the Usaquén Club should drive sales growth, provide greater convenience and strengthen our presence in a market that provides significant growth opportunity. In addition, in late February and early March, we launched our first two PriceSmart Pharmacies in Costa Rica. We believe that this incremental membership benefit will be well received and complements our Optical service. We plan to launch several more PriceSmart Pharmacies by the end of the calendar year. Additionally, we continue to invest in our omni-channel efforts to improve service and offer greater convenience to our Members.

“Despite our success, the pandemic still weighs on our business in certain markets. Similar to what we have seen in the United States, infection rates increased dramatically in our markets during and after the holiday season. This brought the return of government-mandated club closures, primarily in Panama, but we also experienced club closure days in Colombia and some other Caribbean markets. In total, we had 142 club days lost this quarter versus 51 in the first quarter of fiscal year 2021. We also faced challenges in Trinidad, as our decision to limit U.S. merchandise imports, due to a lack of sufficient U.S. dollar availability for currency exchange purposes, negatively impacted sales. However, we are pursuing avenues to increase the level of imports in support of sales in Trinidad.

“Although varying pandemic-related restrictions throughout our markets change almost daily, our global team of approximately 10,000 associates has continued to source exciting, distinctive, carefully curated merchandise and deliver goods and services at a great value in a safe and clean environment.”

Second Quarter Financial Results

Total revenues for the second quarter of fiscal year 2021 increased 3.4% to $937.6 million compared to $906.7 million in the comparable period of the prior year. For the second quarter of fiscal year 2021, net merchandise sales increased 3.1% to $898.4 million from $871.7 million in the second quarter of fiscal year 2020. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $27.3 million, or 3.2%, versus the same period in the prior year.

The Company had 47 warehouse clubs in operation as of February 28, 2021 compared to 45 warehouse clubs in operation as of February 29, 2020.

Comparable net merchandise sales for the 45 warehouse clubs that have been open for greater than 13 ½ calendar months increased 1.1% for the 13-week period ended February 28, 2021 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $26.2 million or 3.0% versus the same period in the prior year.

The Company recorded operating income during the fiscal second quarter of $45.0 million compared to operating income of $38.8 million in the prior year period. Net income attributable to PriceSmart was $28.2 million, or $0.92 per diluted share, in the second quarter of fiscal year 2021 as compared to $25.6 million, or $0.85 per diluted share, in the second quarter of fiscal year 2020.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for an improved sales comparison, as the Company experiences higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates the Company uses to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. The Company believes the disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

Club days lost means the total number of days one or more clubs are closed for an entire day because of government prohibitions on offering in-store shopping. For example, if one club was prohibited from offering in-store sales for five days during a month and another club was prohibited from offering in-store sales for two days during that month, we would say that we had seven club days lost during the month.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, April 9, 2021, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through April 16, 2021, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10152415.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 47 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica and Colombia; seven in Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company also plans to open new warehouse clubs in Guatemala City, Guatemala and Bucaramanga, Colombia in the fall of 2021, and in Portmore, Jamaica in the spring of 2022. Once these three new clubs are open, the Company will operate 50 warehouse clubs.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Revenues:
Net merchandise sales	$898,404	$871,726	$1,736,773	$1,650,454
Export sales	9,706	8,434	20,587	16,708
Membership income	13,799	14,093	27,098	27,839
Other revenue and income	15,660	12,482	30,543	23,675
Total revenues	937,569	906,735	1,815,001	1,718,676
Operating expenses:
Cost of goods sold:
Net merchandise sales	755,108	743,434	1,458,727	1,406,158
Export sales	9,315	8,078	19,748	16,049
Non-merchandise	6,268	4,662	12,092	8,913
Selling, general and administrative:
Warehouse club and other operations	90,449	84,022	175,281	163,395
General and administrative	31,270	27,618	58,791	53,502
Pre-opening expenses	48	44	650	997
Loss on disposal of assets	132	68	202	139
Total operating expenses	892,590	867,926	1,725,491	1,649,153
Operating income	44,979	38,809	89,510	69,523
Other income (expense):
Interest income	445	586	936	879
Interest expense	(2,228)	(1,690)	(4,261)	(2,552)
Other income (expense), net	(292)	723	(1,837)	(262)
Total other expense	(2,075)	(381)	(5,162)	(1,935)
Income before provision for income taxes and loss of unconsolidated affiliates	42,904	38,428	84,348	67,588
Provision for income taxes	(14,565)	(12,702)	(28,183)	(22,105)
Loss of unconsolidated affiliates	(12)	(15)	(21)	(63)
Net income	28,327	25,711	56,144	45,420
Less: net income attributable to noncontrolling interest	(91)	(111)	(171)	(92)
Net income attributable to PriceSmart, Inc.	$28,236	$25,600	$55,973	$45,328
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.92	$0.85	$1.82	$1.49
Diluted	$0.92	$0.85	$1.82	$1.49
Shares used in per share computations:
Basic	30,376	30,255	30,387	30,266
Diluted	30,404	30,258	30,412	30,271

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28,
	2021	August 31,
	(Unaudited)	2020
ASSETS
Current Assets:
Cash and cash equivalents	$180,179	$299,481
Short-term restricted cash	736	185
Short-term investments	81,430	46,509
Receivables, net of allowance for doubtful accounts of $178 as of February 28, 2021 and $147 as of August 31, 2020, respectively	11,874	13,153
Merchandise inventories	339,237	309,509
Prepaid expenses and other current assets	32,283	30,165
Total current assets	645,739	699,002
Long-term restricted cash	6,864	4,105
Property and equipment, net	712,758	692,279
Operating lease right-of-use assets, net	123,968	119,533
Goodwill	45,157	45,206
Other intangibles, net	8,974	10,166
Deferred tax assets	22,332	21,672
Other non-current assets (includes $228 and $872 as of February 28, 2021 and August 31, 2020, respectively, for the fair value of derivative instruments)	54,462	54,260
Investment in unconsolidated affiliates	10,582	10,602
Total Assets	$1,630,836	$1,656,825
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$23,067	$65,143
Accounts payable	335,821	373,172
Accrued salaries and benefits	29,278	32,946
Deferred income	28,283	23,525
Income taxes payable	10,181	7,727
Other accrued expenses and other current liabilities	35,835	37,731
Operating lease liabilities, current portion	7,975	8,594
Dividends payable	10,755	—
Long-term debt, current portion	20,406	19,437
Total current liabilities	501,601	568,275
Deferred tax liability	1,557	1,713
Long-term income taxes payable, net of current portion	5,439	5,132
Long-term operating lease liabilities	129,789	124,181
Long-term debt, net of current portion	106,160	112,610
Other long-term liabilities (includes $3,712 and $4,685 for the fair value of derivative instruments and $6,522 and $6,155 for post-employment plans as of February 28, 2021 and August 31, 2020, respectively)	11,039	12,182
Total Liabilities	755,585	824,093

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,451,915 and 31,417,576 shares issued and 30,777,030 and 30,670,712 shares outstanding (net of treasury shares) as of February 28, 2021 and August 31, 2020, respectively	3	3
Additional paid-in capital	454,881	454,455
Accumulated other comprehensive loss	(174,778)	(176,820)
Retained earnings	616,943	582,487
Less: treasury stock at cost, 674,885 shares as of February 28, 2021 and 746,864 shares as of August 31, 2020	(22,781)	(28,406)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	874,268	831,719
Noncontrolling interest in consolidated subsidiaries	983	1,013
Total stockholders' equity	875,251	832,732
Total Liabilities and Equity	$1,630,836	$1,656,825